Item 14(c) Exhibit (i) (23)






             Consent of Independent Accountants


We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statement on Form S-3 and the Registration Statements on Form S-8 (appearing on Exhibit 1) of M.A. Hanna Company of our report dated January 27, 1999 appearing on page 30 of the Annual Report to Stockholders which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page F-2 of this Form 10-K.



/s/ PricewaterhouseCoopers LLP

Cleveland, Ohio
March 22, 1999